EXHIBIT 99.1

PRESS RELEASE

September 7, 2005
For Immediate Release
Press Contact: Tom Zelenka (503) 323-2821
Investor Relations: (503) 224-9900
www.schnitzersteel.com

Schnitzer Steel To Expand Its Eastern U.S. Metals Recycling Business

(Portland, Oregon) - Schnitzer Steel Industries, Inc. (“Schnitzer” or “Company”; NASDAQ: SCHN) announced today that its wholly owned subsidiary, RRC Acquisition LLC (“RRC”), signed a definitive agreement to buy substantially all of the assets of Regional Recycling LLC (“Regional”) for $65.5 million in cash and the assumption of certain liabilities. Regional operates 10 metals recycling facilities located in the states of Georgia (Atlanta (3), Gainseville, Cartersville, Roosville and Bainbridge) and Alabama (Birmingham, Attalla, and Selma). The closing of the transaction is subject to various conditions, including the expiration of the Hart-Scott-Rodino Act waiting period and the approval of Schnitzer’s Board of Directors. The transaction is anticipated to close within the next 60 days and will be funded from existing cash and borrowings under the Company’s bank line of credit.

Commenting on the agreement, John D. Carter, President and Chief Executive Officer of Schnitzer, said, “We are very pleased to add the Regional facilities and its employees to Schnitzer Steel. The Regional acquisition is our initial step in growing the East Coast businesses that we will receive upon closing of the separation agreement with Hugo Neu Corporation. The Regional franchise is well situated to continue to participate in the growing market for recycled metals in the southeastern U.S., which is home to many new automobile and auto parts manufacturers. During calendar 2004, Regional sold over 500,000 tons of ferrous metal and nearly 100 million pounds of non-ferrous metal, which resulted in $190.4 million in revenue and a significant operating margin. Regional sells its ferrous metal to domestic steel mills in its area, of which there are 23 today. Its non-ferrous metal is sold in both domestic and foreign markets.”

Mr. Carter added, “Regional is led by its two excellent managers, Byron Kopman and David Romanoff, who lead the growth of Regional today. Upon closing of the transaction, both Byron and David will sign employment agreements and join Schnitzer’s executive management team being responsible for operating and growing Regional’s franchise. We also anticipate hiring Regional’s existing employees.”

Schnitzer Steel Industries, Inc. is one of the nation’s largest recyclers of ferrous metals, a leading self-service used auto parts retailer with 30 locations in the U.S. and Canada, and manufacturer of finished steel products. The Company, with its joint venture partners, processes approximately 5.4 million of recycled ferrous metals per year and trades nearly 3.0 million tons. In addition, the Company’s steel mill has an annual production capacity of approximately 700,000 tons of finished steel products. Schnitzer and its joint venture partners operate primarily along the U.S. West Coast and the Northeastern seaboard of the U.S.

This news release contains forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. One can generally identify these forward-looking statements because they contain “expect”, “believe”, “anticipate”, “estimate” and other words that convey a similar meaning. One can also identify these statements, as they do not relate strictly to historical or current facts. In particular, this news release includes a statement that the Regional transaction is anticipated to close within the next 60 days. These forward-looking statements are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from future results expressed or implied by the forward-looking statements. Important factors that could cause actual results to differ materially from the information set forth in these forward-looking statements include the timing of satisfaction of the closing conditions for the transaction, and other factors and events, some of which are discussed in the Company’s most recent annual report on Form 10-K and its most recent quarterly report on Form 10-Q. One should understand that it is not possible to predict or identify all factors that could cause actual results to differ from the Company's forward-looking statements. Consequently, the reader should not consider any such list to be a complete statement of all potential risks or uncertainties. The Company does not assume any obligation to update any forward-looking statement.